Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2005, except for Note 13, as to which the date is August 10, 2005 of MicroMed Technology, Inc, in the Registration Statement (Form SB-2) and related Prospectus of MicroMed Cardiovascular, Inc. for the registration of 7,090,830 shares of its common stock.
/s/ Ernst & Young LLP
Houston, Texas
August 25, 2005